Exhibit 10.8

Acceptance Of Restricted Stock Units Award

Submit	Deadline	Status	Award Status
N/A	05-Jun-2021 17:00 (UTC+01:00)	Pending	Active

Congratulations!

You are hereby invited to participate in Zealand’s 2021 RSU plan for employees in the United States, and receive an Award of Restricted Stock Units, subject to the terms and conditions as set out below in the Award Agreement.

Award Details

Vesting Details

Award Agreement

2021 RESTRICTED STOCK UNIT PLAN

for EMPLOYEES in the United States

This agreement (the "Award Agreement") on Restricted Share Units is entered into on May 12, 2021 between:

(1)	Zealand Pharma A/S, CVR no. 20 04 50 78, Sydmarken 11, DK-2860 Søborg, Denmark (the "Company") and

(2)	the person who has accepted this Award Agreement, thereby becoming a holder of Restricted Share Units (the “Participant”)

- the Company and the Participant hereinafter collectively referred to as the "Parties" and separately as a "Party"

1	Purpose

1.1	The purpose of this Award Agreement is to attract, retain and motivate the Participant by creating a common interest in the Company’s growth and the development of the share price. By offering RSUs (as defined below), the Board of Directors of the Company (the “Board”) also wants to reward all employees for dedicated and focused results supporting the Company’s long-term development and growth.

2	Award of rsus

2.1	The Participant is awarded Restricted Stock Units in the Company free of charge (the "RSUs").

2.2	The number of awarded RSUs is stated in the Award Details above.

2.3	Each RSU entitles the Participant to receive one (1) share of nominally DKK 1 in the Company provided the vesting condition set out in Clause 3.2 is met (continued employment during the Vesting Period).

2.4	It is a condition for the award of RSUs as set out in this Award Agreement that the Participant has entered into an employment contract with the Company or a subsidiary of the Company (the "Employer"), and not under notice, at the date of this Award Agreement.

2.5	The award of RSUs under this Award Agreement does not entitle the Participant to future awards or participation in future reward plans.

3	Vesting of RSUs

3.1	The RSUs vest in equal tranches over three years after the date of award, with 1/3 of the RSUs vesting each year. This means that the first 1/3 of the RSUs will vest on May 12, 2022, the second 1/3 will vest on May 12, 2023 and the final 1/3 on May 12, 2024. The date on which the RSUs vest is referred to as the "Vesting Date". RSUs are not subject to any performance targets. The period from the award date until the Vesting Date is referred to as the "Vesting Period".

3.2	For the RSUs to vest, the Participant must be employed by the Employer throughout the Vesting Period until and including the Vesting Date and must not be under notice of termination.

4	ordinary delivery of shares Based on RSUs

4.1	Subject to the Participant's continued employment, shares will automatically be delivered by the Company to the Participant at the first open trading window, as set out in the internal rules of the Company, following the expiry of each Vesting Date. Delivery will take place as soon as reasonably practicable following the first date on which the company anticipates or reasonably should anticipate that delivery of the shares will not cause a violation of Federal securities laws or other applicable law.

4.2	It is a precondition for the Company's transfer of shares to the Participant that the Participant opens a securities account with a Danish bank. Any costs arising from such securities account shall be borne by the Participant.

4.3	Shares shall be delivered by the Company free of charge

4.4	Costs related to the transfer of shares to the Participant’s account will be borne by the Company.

4.5	Any sale of shares received by a Participant under this Award Agreement is subject to the provisions on insider trading applicable at any time.

5	EXTRAORDINARY VESTING AND DELIVERY OF SHARES BASED ON RSUs CONSIDERED VESTEd

5.1	In addition to the ordinary delivery of shares as set out in Clause 4, the Board may, at their sole discretion, at any time during the Vesting Period decide that the Company extraordinarily shall deliver shares based on RSUs to the Participant. The Board may decide so including, but not limited to, in connection with extraordinary events such as liquidation of the Company, the general meeting of the Company passes a resolution to merge or demerge the Company, significant divestments, a voluntary or mandatory public offer is made, a compulsory acquisition of the Company's shares pursuant to the Danish Companies Act, delisting of the Company, etc.

6	termination of employment

6.1	If the Participant ceases to be employed by the Employer - regardless of the reason - all the Participant's RSUs that have not vested at the time where the notice of termination was served (regardless of the date of expiry of the employment relationship) shall automatically and without further notice or compensation lapse and become null and void.

7	Claw-back

7.1	If the RSUs have been awarded or vested based on data which turns out to have been falsified, or materially or manifestly misstated, the Company shall be entitled to:

(i)	cancel RSUs obtained by the Participant in relation to the incorrect information or figures, and

(ii)	reclaim from the Participant, in full or in part, any undue value of shares in the Company delivered.

7.2	If any amount reclaimed is not settled within 14 days after the Company's written demand to the Participant, the Company may set off any amounts repayable pursuant to Clause 7.1 against any outstanding or future amounts owed by the Company to the Participant, including any salary payments or other remuneration.

8	Tax Implications

8.1	The tax implications related to the RSUs are a personal matter for the Participant. The Participant is encouraged to seek advice from a public accountant or another tax consultant at their own expense.

8.2	In the event that, as a consequence of the allotment of RSUs or the delivery of shares, the Company or the Employer becomes obliged to pay any taxes, social security contributions or any other taxes or contributions, the Company reserves the right to postpone or prohibit delivery of the shares until such time as the Participant shall have paid to the Company or to the Employer, the relevant amount of such taxes, social security contributions or any other taxes or contributions. The Company or, as applicable, the relevant Employer reserves the right to (i) deduct the amount of such taxes, social security contributions or other taxes or contributions from the salary payable to the Participant, or (ii) to dispose all of or part of the shares in order to satisfy the Participant's obligations.

9	CHANGES IN THE COMPANY´S CAPITAL AND DIVIDEND

9.1	If the Company issues new shares, warrants, convertible bonds etc. that give the holder the right to subscribe for new shares in the Company; reduces or increases its share capital to any other price than the market price; merges as the surviving company; changes the nominal value of the shares; issues bonus shares or pays dividend, the number of RSUs shall not be adjusted. However, the Board may decide to adjust the number of RSUs. When calculating an adjustment, if any, the amount is to be rounded down to the next whole number of RSUs.

9.2	If the Board decides to adjust the number of RSUs, The Company shall ask its auditor or an independent third party appointed by the Company to calculate whether the number of RSUs shall be adjusted and, if so, the adjustment to be made. The result of the calculation will be forwarded to the Company and then to the Participant. The auditor's or the other independent third party's calculation is final and binding on the Company and the Participant. The costs to the auditor or independent third party shall be paid by the Company.

9.3	If the Company pays any dividend, the number of RSUs is not to be adjusted unless otherwise decided by the Board at its sole discretion.

9.4	During the Vesting Period, the Participant shall not have any right based on the Participant's holding of RSUs to vote at shareholders' general meetings of the Company, nor any right to receive dividends in respect of the RSUs.

10	CASH SETTLEMENT

10.1	If the Participant acquires the right to receive shares based on vested RSUs, the Company may decide to make the settlement in cash instead of delivering shares.

10.2	If the Company decides to settle in cash, the value of each share shall shall be determined based on the average closing share price of the shares for the three-day trading period following the latest open trading window prior to the latest date on which shares should have been delivered to the Participant.

10.3	If the Company decides to make the settlement in cash instead of delivering shares, the Company must inform the Employer hereof no later than on the date when the Company was to deliver the shares.

11	Other terms and conditions

11.1	The RSUs are a personal right that cannot be assigned, pledged or used as payment to the Participant's creditors.

11.2	In addition to the specific provisions in this Award Agreement entitling the Board to make adjustments or changes to the award of RSUs, the Board is entitled to amend the Award Agreement, effective for all RSUs awarded or vested, at the Board’s sole discretion.

11.3	The RSUs and the shares or the value of such shares is not to be included in calculations based on the Participant's salary, including any pension contributions, severance payment, any other agreed or compulsory compensation or damages etc., just as holiday pay or holiday allowance is not to be calculated on the basis of the value of any RSUs or shares.

11.4	In one or several periods the Company may suspend or change the awarding of RSUs and/or the delivery of shares if the Company deems it necessary in order for the Company or its subsidiaries to comply with relevant Danish and foreign legislation and administrative rules and regulations. If due to the suspension, the RSUs and/or the shares cannot be awarded/delivered, the awarding/delivery will take place as soon as possible.

11.5	Should any provision of this Award Agreement be or become invalid in whole or in part, this shall not affect the validity of the remaining provisions of the Award Agreement. The invalid provision shall be replaced by a provision permitted by statute which most closely approximates the intended economic result of the invalid provision.

12	Data protection

12.1	In accordance with the General Data Protection Regulation, the Participant is hereby informed that the personal data relating to the Participant's name, contact details, holding of RSUs and shares and salary will be processed to administer the RSUs, to ensure fulfillment of the Company’s contractual obligations toward the Participant, and to comply with applicable laws, regulations and court orders. The personal data will further be transferred from the Employer where the Participant is employed to other employers, to the online administration platform provider or to public authorities to the extent required in connection with the allocation or administration of the RSUs. More comprehensive information about the processing of the Participant’s personal data, including the Participant’s rights with respect to such processing, can be found on the Company’s intranet.

13	Governing Law and Venue

13.1	The construction, validity and performance of this Award Agreement shall be governed by and construed in accordance with the laws of Denmark without regard to conflicts of laws principles.

13.2	Any dispute, controversy or claim arising out of or relating to this Award Agreement, or its breach, termination or validity shall be settled by the Danish courts according to Danish law, unless the Company decides to settle the dispute by arbitration. Should the Company decide to do so, such dispute shall be finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration. The place of the arbitration shall be Copenhagen, Denmark and the language of the proceedings shall be English, unless otherwise agreed. If more than one Participant becomes subject to arbitration proceedings, fully or partly due to the same set of factual circumstances, such parties agree that the cases can be dealt with jointly by one arbitration tribunal. The arbitration tribunal shall decide the distribution of costs connected with the arbitration case. The existence of an arbitration case as well as any ruling made by the arbitration tribunal shall be kept in strict confidence.

14	Acceptance of the terms

14.1	By accepting and signing this Award Agreement electronically, the Participant agrees, accepts and is aware of the provisions as set forth in this Award Agreement including the Award Details and Vesting Details above.

Award Acceptance

☐	I accept, agree and is aware that I will be bound by the terms and conditions set out in the above Award Agreement including the Award Details.

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